__________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 25, 2014

NCR CORPORATION
(Exact Name of Registrant Specified in Charter)

Commission File Number 001-00395

Maryland	31-0387920
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)
3097 Satellite Boulevard
Duluth, GA 30096
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (937) 445-5000
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240, 14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240, 13e-4(c))
Item 8.01.  Other Events.

Yesterday, the Seventh Circuit Court of Appeals overturned summary judgment rulings from 2009 and 2011 in the Whiting contribution lawsuit that had held NCR 100 percent liable for certain Fox River cleanup costs. The court also vacated the declaratory judgment finding NCR jointly and severally liable in the U.S. Government's enforcement action and remanded the case for further consideration of NCR’s divisibility defense. In addition, the court vacated the permanent injunction that had been entered against NCR ordering it to remediate the Fox River. Finally, the Seventh Circuit also upheld the ruling in NCR’s favor finding that NCR does not have so-called “arranger liability” at the Fox River.

NCR is pleased with the Seventh Circuit’s rulings. NCR took a leadership position in cleaning up the Fox River, and believes that it has already done more than its fair share of the work. NCR has consistently advocated that a reasonable remediation project shared in by all responsible parties should be the goal of the regulatory authorities. It is now time for others to participate in the cleanup and to reimburse NCR for costs paid in excess of its divisible share. NCR intends to vigorously pursue these goals.

NCR is still analyzing the impact of these rulings.  NCR expects a favorable impact to NCR’s Fox River reserve, which was $95 million as of June 30, 2014, and is also examining the impact on free cash flow.
Item 9.01  Financial Statements and Exhibits.

(d) Exhibits:
The following exhibit is attached with this current report on Form 8-K
                Exhibit No.                            Description
                99.1                                        Press Release issued by the Company, dated September 26, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 26, 2014	NCR Corporation By: /s/ Jennifer M. Daniels Jennifer M. Daniels Senior Vice President, General Counsel and Secretary